UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) February 9, 2018

Pennsylvania Real Estate Investment Trust
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2018, the Board of Trustees of Pennsylvania Real Estate Investment Trust (the “Company”) appointed Ms. JoAnne A. Epps as a Trustee to fill a vacancy on the Board. Ms. Epps has accepted the position of Trustee and agreed to serve in that capacity, all in accordance with the Company’s Amended and Restated Trust Agreement, dated December 18, 2008, as amended and currently in effect.

JoAnne A. Epps is the Executive Vice President and Provost of Temple University, a position she has held since 2016 after having served as Dean of the Temple University Beasley School of Law from 2008 to 2016. She is a member and former President of the Board of Directors of the Defenders Association of Philadelphia and serves as one of the five members of Philadelphia’s Board of Ethics. She was recently appointed to the Board of Directors of the ABA Retirement Funds. She is a former member of the Board of Directors of the National Association of Women Lawyer’s Foundation, where she chaired the review of Board governance protocols, and a former member of the Trinity College Board of Trustees, where she served on the Finance and Audit Committee. Ms. Epps is a graduate of the Yale Law School.

Ms. Epps will serve on the Nominating and Corporate Governance Committee of the Board.

Ms. Epps brings to the Board a diverse combination of business, operational, and community and governmental knowledge and skills, including in the areas of finance and management, organizational development and strategic planning, and corporate governance.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: February 14, 2018	By:	/s/ Lisa M. Most
Lisa M. Most
Senior Vice President and General Counsel